SCHEDULE A

Funds to be Services Under Transfer Agency And Service Agreement

DUNHAM FUNDS

1) Dunham Corporate/Government Bond Fund
2) Dunham High-Yield Bond Fund
3) Dunham Real Estate Stock Fund
4) Dunham Appreciation & Income Fund
5) Dunham International Stock Fund
6) Dunham Large Cap Value Fund
7) Dunham Small Cap Value Fund
8) Dunham Large Cap Growth Fund
9) Dunham Emerging Markets Stock Fund
10) Dunham Small Cap Growth Fund
11) Dunham Monthly Distribution Fund *
12) Dunham Loss Averse Equity Income Fund *
13) Dunham Focused Large Cap Growth Fund *
14) Dunham Alternative Income Fund*
15) Dunham Alternative Strategy Fund*

* This schedule was amended on:

May 14, 2008 to add Dunham Monthly Distribution Fund;

March 23, 2010 to add Dunham Loss Averse Growth Fund (now named Dunham Loss Averse Equity Income Fund);

September 20, 2011 to add Dunham Focused Large Cap Growth Fund;

June 19, 2012 to add Dunham Alternative Income Fund;

December 18, 2012 to add Dunham Alternative Strategy Fund.